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                                                                      EXHIBIT 99


                                         FINANCIAL CONTRACTS:  Harold W. Ingalls
                                      Vice President and Chief Financial Officer
                                                                    404-453-7645

                                                               Pamela K.M. Beall
                                                    Vice President and Treasurer
                                                                    419-425-6002

                                              MEDIA CONTACT:  Cheryl Rectorschek
                                                        Corporate Communications
                                                                    202-452-1540



                         OHM ANNOUNCES CONTRACT AWARDS

For Immediate Release

        FINDLAY, OHIO, September 26, 1995--OHM Corporation (NYSE:OHM), a leading hazardous waste remediation firm, today announced three contract awards with potential revenues of more than $150 million in its government business.

        OHM is the primary team subcontractor for the remedial action portion of the Baltimore Total Environmental Restoration Contract for the U.S. Army Corps of Engineers' Baltimore district. The $330 million contract awarded earlier this month has an initial term of four years with two 3-year options. OHM estimates the potential revenues for its work under the contract could exceed $100 million over the next 10 years.

        The Company was also awarded a subcontract worth $33 million for a remedial action project at the Monticello Mill Site in Monticello, Utah, which involves constructing a 47-acre repository cell to hold 2.7 million cubic yards of uranium mill tailings. The Monticello award represents remediation work for the Department of Energy, which is just beginning to embark on the actual cleanup of hazardous and nuclear wastes. Finally, the Company has also received a notice to award from the State of Utah for a $29 million dollar contract for remediation work at the Portland Cement Superfund site.

        James L. Kirk, Chairman, President and Chief Executive Officer of OHM said, "We are pleased with recent awards and pace of new activity in our base business without considering the Company's recent acquisition of the environmental remediation business of Rust International. Growth of revenues and earnings

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from our base business excluding the Rust acquisition are expected to exceed our corporate goal of growing 25 percent. However, the revenue and earnings contribution from the remediation business recently acquired from Rust is significantly below our expectations."

        As a result of this acquisition's operating performance, the Company now expects earnings for the third quarter will be lower than current analysts' expectations and will be in the range of 10 cents to 14 cents per share on approximately 65 percent more shares outstanding compared with 16 cents per share for the same period of 1994. In addition, fourth quarter results could also be impacted by the performance of the remediation business acquired from Rust.

        Kirk continued, "We remain optimistic about the long-range outlook for our business. In the government sector, we continue to receive firm delivery orders through our contract vehicles, primarily from the Military Base Realignment and Closure program. Funding levels continue to reflect Congress' desire to shift the spending from studies to actual remediation activities."

        "Congress is likewise urging the Department of Energy to move ahead with cleanups, which we believe has accelerated the remediation contract opportunities for companies like OHM. We have already identified approximately $700 million of contract opportunities for remediation work at DOE facilities to pursue over the next 12 months."

        With 26 years' experience and the completion of approximately 30,000 projects, OHM provides a broad range of treatment technologies to clean up hazardous wastes through its more than 30 offices nationwide. The Company's client base includes firms in the petroleum, chemical, transportation and general manufacturing as well as public sector clients including the U.S. Army Corps of Engineers, the U.S. Departments of the Navy and the Air Force, the U.S. EPA and work at U.S. Department of Energy facilities.